                                                                    EXHIBIT 12.1

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                          YEARS ENDED
                                    ---------------------------------------------------------------------------------------
                                      1998         1999            2000          2001            2002              2003
                                    ---------    ----------       -------     -----------      ----------       -----------
Pre-tax income (loss) from
     continuing operations .......     $38.7       $(34.2)         $74.1        $(594.8)        $(258.4)             $104.0
                                    =========    ==========       =======     ===========      ==========       ===========
Fixed charges:
     Interest expense ............      28.8          13.6          13.7            25.2            27.0               30.6
     Interest included in rental
     payments (1) ................       3.9           5.1           4.2             8.3             7.7                9.4
                                    ---------    ----------       -------     -----------      ----------       -----------
Total fixed charges ..............     $32.7         $18.7         $17.9           $33.5           $34.7              $40.0
                                    =========    ==========       =======     ===========      ==========       ===========

Pre-tax income (loss) from
     continuing operations plus
     fixed charges ...............     $71.4       $(15.5)         $92.0        $(561.3)        $(223.7)             $144.0
                                    =========    ==========       =======     ===========      ==========       ===========
Ratio of earnings to fixed
     charges .....................       2.2            --(2)        5.1              --(3)           --(4)             3.6
                                    =========    ==========       =======     ===========      ==========       ===========


     (1)  Represents appropriate portion (1/3) of rentals.

     (2) Due to the Company's loss in 1999, the ratio coverage was less than 1:1. The Company must generate additional earnings of $34.2 million to achieve a coverage of 1:1.

     (3) Due to the Company's loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $594.8 million to achieve a coverage of 1:1.

     (4) Due to the Company's loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $258.4 million to achieve a coverage OF 1:1.